Mystic Financial, Inc.

60 High Street - Medford, MA 02155

FOR IMMEDIATE RELEASE
Date: October 22,2003
Contact:	Anthony J. Patti Senior Vice President, Chief Financial Officer and Treasurer Phone:(781) 395-2800 Fax: (781) 391-8297

MYSTIC FINANCIAL, INC. REPORTS
FINANCIAL RESULTS FOR THE THREE MONTHS ENDED
SEPTEMBER 30, 2003

MEDFORD, MA.

Mystic Financial, Inc. (Nasdaq: MYST) (or the "Company"), the holding company for Medford Co-operative Bank (or the "Bank"), today reported the operating results of the Company for the three months ended September 30, 2003.

The Company's total assets increased to $438.0 million at September 30, 2003 from $429.3 million at June 30, 2003, an increase of $8.7 million or 2.0%. This increase in total assets was primarily a result of increased loan originations and continued loan growth funded by deposit growth, short-term borrowings and proceeds from loan sales.

The Company's net loans decreased $3.6 million or 1.3% to $276.4 million at September 30, 2003 from $279.9 million at June 30, 2003. During the three months ended September 30, 2003, the Company originated $25.8 million in loans, had pay-offs of $32.6 million, had normal amortization of $1.5 million, and sold $3.7 million of loans into the secondary market. At September 30, 2003, the Company also had committed to sell an additional $13.4 million of loans into the secondary market. These loans are categorized as mortgage loans held for sale and included in "other assets" on the Company's accompanying condensed balance sheet.

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Residential mortgage loans decreased by $9.0 million or 5.5% to $156.4 million at September 30, 2003 from $165.5 million at June 30, 2003. With interest rates remaining near historically low levels, many customers sought fixed rate loans. As the Company originates fixed rate residential mortgage loans, it sells much of this product into the secondary market, retaining the servicing. Selling fixed rate residential mortgage loans into the secondary market helps protect the Company against interest rate risk and provides the Company with fee income. The proceeds from the sale of loans are then available to lend back into the Company's market area and to purchase investment securities. At September 30, 2003, the Company had $34.4 million in its servicing portfolio. The Company expects to continue to sell fixed rate residential mortgage loans into the secondary market in order to manage interest rate risk.

Commercial real estate, construction and commercial loans increased by $7.8 million or 6.1% to $136.5 million at September 30, 2003 from $128.6 million at June 30, 2003.

The Company's deposits increased to $346.8 million at September 30, 2003 from $343.6 million at June 30, 2003, an increase of $3.2 million or 0.9%. Savings accounts increased by $4.0 million or 5.8% to $73.0 million at September 30, 2003 from $69.0 million at June 30, 2003. Money market accounts increased by $4.2 million or 8.2% to $55.9 million at September 30, 2003 from $51.7 million at June 30, 2003. Demand deposit accounts increased by $1.2 million or 4.7% to $27.1 million at September 30, 2003 from $25.9 million at June 30, 2003. NOW accounts decreased by $1.2 million or 4.4% to $25.2 million at September 30, 2003 from $26.3 million at June 30, 2003. IOLTA accounts decreased by $4.9 million or 17.1% to $23.7 million at September 30, 2003 from $28.7 million at June 30, 2003. Certificates of deposit decreased by $160,000 or 0.1% to $141.8 million at September 30,2003 from $142.0 million at June 30, 2003.

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The Company's basic earnings were $0.31 per share ($0.29 on a diluted basis) for the three months ended September 30, 2003 compared to $0.34 per share ($0.32 on a diluted basis) for the three months ended September 30, 2002. For the three months ended September 30, 2003, the Company reported net income of $440,000 as compared to $465,000 for the three months ended September 30, 2002.

For the three months ended September 30, 2003, net interest income increased by $425,000 or 16.2% to $3.0 million from $2.6 million for the three months ended September 30, 2002. Interest and dividend income increased by $35,000 to $5.3 million at September 30, 2003 while interest expense decreased by $390,000 to $2.3 million at September 30, 2003.

Non-interest income decreased by $136,000 or 29.6% to $324,000 for the three months ended September 30, 2003 as compared to $460,000 for the three months ended September 30, 2002. The decrease in non-interest income reflects a decrease in net gains on sale of loans and other income, partially offset by an increase in gains on the sale of securities. Gain on sale of loans decreased by $129,000 to $63,000 for the three months ended September 30, 2003 from $192,000 for the three months ended September 30, 2002. The Company sold only $3.7 million loans during the quarter ended September 30, 2003 compared to $6.1 million for the comparable period in 2002. However, at September 30, 2003, the Company had committed to sell an additional $13.4 million in loans and will recognize gain on the sale of such loans in the quarter ended December 31, 2003.

Miscellaneous and fee income decreased by $52,000 to $216,000 for the three months ended September 30, 2003 compared to $268,000 for the three months ended September 30, 2002. This decrease reflects a $35,000 increase in the amortization of mortgage servicing rights. As the Company continues to sell loans into the secondary market, the Company's servicing portfolio will continue to grow and additional amortization expense will result.

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For the three months ended September 30, 2003, gain on sale of securities available for sale totaled $45,000 as compared to $0 for the three months ended September 30, 2002.

Non-interest expense increased by $343,000 or 15.3% to $2.6 million for the three months ended September 30, 2003 as compared to $2.2 million for the three months ended September 30, 2002. This increase was caused by higher personnel costs, occupancy costs, data processing costs and marketing costs associated with the asset growth of the Bank and the branch office that opened in Malden, MA in September 2003.

Company President and CEO Ralph W. Dunham stated, "We had a very successful opening of our new branch office in Malden in early September and have received a very warm welcome from the Malden community. We are pleased with the recent recognition from the FDIC for Medford Co-operative Bank's financial literacy programs taught by Bank employees in several local schools and community organizations. Our commitment to our communities is a major reason for our success."

Mystic Financial, Inc. is the holding company for Medford Co-operative Bank, a Massachusetts chartered stock co-operative bank established in 1886. The Bank has seven banking offices in Medford, Arlington, Lexington, Bedford and Malden, Massachusetts.

Statements contained in this news release which are not historical facts, contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Neither the Company nor the Bank undertakes to update any forward looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company or the Bank.

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Mystic Financial, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (In Thousands)

	September 30, 2003	June 30, 2003

	(Unaudited)
Assets
Cash and cash equivalents	$19,375	$19,800
Securities available for sale	115,993	117,871
Loans, net of allowance for loan losses of $2,437
and $2,347, respectively	276,364	279,949
Other assets	26,280	11,696

Total assets	$438,012	$429,316

Liabilities and Stockholders' Equity
Deposits	$346,773	$343,564
Federal Home Loan Bank borrowings	50,590	41,200
Subordinated debt	12,000	12,000
Other liabilities	2,424	6,308

Total liabilities	411,788	403,072

Total stockholders' equity	26,225	26,244

Total liabilities and stockholders' equity	$438,012	$429,316

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Mystic Financial, Inc. and Subsidiaries Condensed Consolidated Statements of Income (Dollars In Thousands, Except Per Share Data)

	For the Three Months Ended

	September 30, 2003	September 30, 2002(1)

	(Unaudited)

Interest and dividend income	$5,298	$5,263
Interest expense	2,257	2,647

Net interest income	3,041	2,616
Provision for loan losses	87	75

Net interest income, after provision for loan losses	2,954	2,541
Non-interest income	324	460
Non-interest expense	2,587	2,244

Income before income taxes	691	757
Provision for income taxes	251	292

Net income	$440	$465

Earnings per share - basic	$0.31	$0.34
Earnings per share - diluted	$0.29	$0.32
Cash dividends declared per share	$0.10	$0.09
Weighted average shares outstanding:
Basic	1,425,284	1,385,149
Diluted	1,503,380	1,442,184
Financial ratios:
Return on average equity	6.88%	7.68%
Return on average assets	0.41%	0.53%
Interest rate spread	2.78%	2.83%
Net interest margin	2.98%	3.11%
Non-performing assets as a percent of total assets	0.56%	0.12%

Book value per share	$18.31	$16.96

(1)	Per share data has been adjusted to reflect the 5.0% stock dividend declared on July 9, 2003 paid on August 15, 2003 to shareholders of record on July 31, 2003.

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